EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-275842) and Form F-3 (File No. 333-286961) of our report dated July 25, 2025, with respect to the consolidated financial statements of Portage Biotech Inc. included in this Annual Report on Form 20-F for the year ended March 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

July 25, 2025